Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●

Net interest margin increased to 3.27% for the three-month period ended March 31, 2025 from 3.02% for the three-month period ended December 31, 2024, primarily because of a reduction in the cost of funds and the improvement in the tax equivalent yield on securities as a result of the establishment of an investment subsidiary.

●	Total loans increased by $8.7 million, or an annualized 1.5%, for the nine-month period ended March 31, 2025.
●	Loan production increased 13.7% for the nine-month period ended March 31, 2025 compared to the same prior year period.
●	Non-performing loans to total loans were 0.12%, of which 0.04% represents the government guaranteed portion as of March 31, 2025.
●	Annualized net charge-offs to total loans for the nine-month period ended March 31, 2025 remained at a low level of 0.09%
●	Total deposits increased by $52.5 million, or an annualized 7.2%, for the nine-month period ending March 31, 2025.
●	Book value increased to $23.45 per share as of March 31, 2025 from $20.39 per share as of June 30, 2024.

Minerva, Ohio — April 17, 2025 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $1.9 million for the third quarter of fiscal year 2025, compared with $2.1 million for the same prior year period. Earnings per share for the third quarter of fiscal year 2025 were $0.59 compared with $0.66 for the same period last year. Net income for the third quarter of fiscal year 2025 was impacted by a provision for credit losses of $510 thousand compared to $38 thousand for the third quarter of fiscal year 2024 in part because of significant organic loan growth.

Total loans increased to $767.8 million, or by $5.0 million, as of March 31, 2025 from December 31, 2024, however the organic loan growth for the third quarter of fiscal year 2025 was $36.2 million. The organic loan growth for the quarter was mainly within the consumer and commercial real estate portfolios, which increased by $18.8 million and $14.6 million, respectively. These increases were partially offset by a third-party residential mortgage warehouse line-of-credit that had an outstanding balance of $31.1 million as of December 31, 2024 being paid down to zero as of March 31, 2025 partially a result of higher mortgage rates. The change in loan mix caused by organic loan growth contributed to the increase in the provision for credit losses since the warehouse line-of-credit did not have any allowance for credit losses allocated to it because of the unique structure and historical performance of this relationship.

Net income was $6.4 million, or $2.04 per share, for the nine months ended March 31, 2025, compared to $6.5 million, or $2.09 per share, for the nine months ended March 31, 2024. The annualized return on average equity was 11.98% and the annualized return on average assets was 0.77% for the nine-month period ended March 31, 2025.

“The bank’s cost of funds continues to decrease, and the earning asset yield continues to trend higher, resulting in a 25-basis point increase in the tax equivalent net interest margin in the third quarter of fiscal year 2025 compared to the previous linked quarter-end. Organic loan production improved for the second straight quarter as evidenced by a $22.3 million, or 40.9% increase in total business banking, installment, and residential mortgage related loan originations from the quarter ending December 31, 2024. This production more than offset a $31.1 million decrease in balances related to the bank’s participation in a mortgage lending warehouse line of credit program. Fiscal year-to-date loan production increased $21.1 million, or 13.7% from the same period in fiscal year 2024. The bank continues to make investments in our branch network and in our sales infrastructure. In February 2025 we opened the previously announced full-service branch facility in Massillon, Ohio and over the last two quarters we have added three business bankers, two mortgage originators, and an indirect dealer representative to the sales team,” said Ralph J. Lober II, President and Chief Executive Officer.

Quarterly Operating Results Overview

Net income was $1.9 million, or $0.59 per share, for the three months ended March 31, 2025, compared to $2.1 million, or $0.66 per share, for the same prior year period.

For the three-month period ended March 31, 2025, tax-equivalent net interest income was $8.65 million, or an increase of 11.8%, compared with the $7.74 million for the same prior year period. The net interest margin was 3.27% for the quarter ended March 31, 2025, 3.02% for the quarter ended December 31, 2024, and 2.92% for the quarter ended March 31, 2024. The yield on average interest-earning assets was 4.93% for the quarter ended March 31, 2025, compared with 4.81% for the quarter ended December 31, 2024, and 4.64% for the quarter ended March 31, 2024. The tax-equivalent yield on average interest-earning assets was positively impacted in the third quarter of fiscal year 2025 by the transfer of municipal bonds to an investment subsidiary that was formed for the primary purpose of investing in municipal securities. The cost of funds was 2.25% for the quarter ended March 31, 2025, compared with 2.45% for the quarter ended December 31, 2024, and 2.35% for the quarter ended March 31, 2024. The reduction in the cost of funds is a result of recent declines in short-term market interest rates.

The provision for credit losses was $510 thousand for the three-month period ended March 31, 2025, compared with $38 thousand for the same period last year. Net charge-offs of $292 thousand were recorded for the three-month period ended March 31, 2025, compared with $91 thousand that were recorded for the three-month period ended March 31, 2024.

Other income increased by $59 thousand, or 4.8%, for the three-month period ended March 31, 2025, compared to the same prior year period primarily due to earnings on bank owned life insurance increasing by $27 thousand, or 38.6%, debit card interchange income increasing by $13 thousand, or 2.3%, and service charges on deposit accounts increasing by $14 thousand, or 3.5%.

Other expenses increased by $642 thousand, or 9.8%, for the three-month period ended March 31, 2025, compared to the same prior year period. Increases in salaries, employee benefits, marketing expenses associated with the opening of the Massillon, Ohio branch, and debit card processing expenses contributed to the increase in other expenses for the three-month period ended March 31, 2025, compared with the same prior year period.

Year-to-Date Operating Results Overview

Net income was $6.4 million, or $2.04 per share, for the nine months ended March 31, 2025, compared to $6.5 million, or $2.09 per share, for the same prior year period.

Tax-equivalent net interest income was $24.8 million for the nine-month period ended March 31, 2025, and $23.7 million for the same prior year period. The net interest margin was 3.07% for the year-to-date period ended March 31, 2025, and 3.01% for the same period ended March 31, 2024. The yield on average interest-earning assets was 4.85% for the year-to-date period ended March 31, 2025, compared with 4.58% for the same prior year period. The cost of funds increased to 2.42% for the year-to-date period ended March 31, 2025, from 2.17% for the same prior year period.

The provision for credit losses was $667 thousand for the nine-month period ended March 31, 2025, compared with $482 thousand for the same period last year. Net charge-offs of $540 thousand, or an annualized 0.09% of total loans, were recorded for the nine-month period ended March 31, 2025. Net charge-offs of $245 thousand, or an annualized 0.04% of total loans, were recorded for the nine-month period ended March 31, 2024.

Other income increased by $415 thousand, or 11.5%, for the nine-month period ended March 31, 2025, compared to the same prior year period primarily due to debit card interchange income increasing by $154 thousand, or 9.0%, earnings on bank owned life insurance increasing by $81 thousand, or 38.9%, service charges on deposit accounts increasing by $49 thousand, or 3.9%, and mortgage banking income increasing by $15 thousand, or 6.1%.

Other expenses increased by $1.4 million, or 7.4%, for the nine-month period ended March 31, 2025, compared to the same prior year period. The primary driver of the increase in other expenses was annual merit and cost of living adjustments to salaries and wages and an increase in incentive expense accruals for the nine-month period ended March 31, 2025, compared with the same prior year period.

Balance Sheet and Asset Quality Overview

Total assets were $1.13 billion as of March 31, 2025 and $1.10 billion as of June 30, 2024. From June 30, 2024, total loans increased by $8.7 million, or an annualized 1.5%, and total deposits increased by $52.5 million, or an annualized 7.2%. As previously mentioned, total loans were impacted by a third-party residential mortgage warehouse line-of-credit that had an outstanding balance of $26.2 million and $31.1 million as of June 30, 2024 and December 31, 2024, respectively, being paid down to zero as of March 31, 2025. The paydown was a result of lower mortgage volume due to higher mortgage rates and the funding needs of the lead bank. The outstanding balance of this line-of-credit is expected to increase in future periods if mortgage volume increases and as the funding needs of the lead bank changes.

Total shareholders’ equity increased to $73.5 million as of March 31, 2025, from $63.7 million as of June 30, 2024, because of a reduction of $4.6 million in the accumulated other comprehensive loss from the mark-to-market of available-for-sale securities and from net income of $6.4 million for the nine month period ended March 31, 2025, partially offset by cash dividends paid of $1.8 million.

Non-performing loans were $952 thousand as of March 31, 2025, of which $327 thousand is guaranteed by the Small Business Administration. Excluding the guaranteed portion, non-performing loans were $625 thousand, or 0.08% of total loans as of March 31, 2025, and $502 thousand as of June 30, 2024. The allowance for credit losses (ACL) as a percent of total loans was 1.05% as of March 31, 2025 and 1.04% as of June 30, 2024.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-two full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Nine Month Periods Ended
Consolidated Statements of Income	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Total interest income	$12,908	$12,406	$39,277	$36,329
Total interest expense	4,389	4,580	14,396	12,385
Net interest income	8,519	7,826	24,881	23,944
Provision for credit losses	510	38	667	482
Other income	1,278	1,219	4,033	3,618
Other expenses	7,162	6,520	20,631	19,216
Income before income taxes	2,125	2,487	7,616	7,864
Income tax expense	274	435	1,242	1,387
Net income	$1,851	$2,052	$6,374	$6,477
Basic and diluted earnings per share	$0.59	$0.66	$2.04	$2.09

Consolidated Statements of Financial Condition	March 31, 2025	June 30, 2024	March 31, 2024
Assets
Cash and cash equivalents	$34,435	$17,723	$26,849
Certificates of deposit in other financial institutions	—	—	748
Securities, available-for-sale	274,256	264,802	265,646
Securities, held-to-maturity	5,504	6,054	6,428
Equity securities, at fair value	381	381	386
Federal bank and other restricted stocks, at cost	2,072	2,186	2,398
Loans held for sale	242	908	45
Total loans	767,829	759,114	742,584
Less: allowance for credit losses	8,047	7,930	7,911
Net loans	759,782	751,184	734,673
Other assets	57,097	53,851	53,714
Total assets	$1,133,769	$1,097,089	$1,090,887
Liabilities and Shareholders’ Equity
Deposits	$1,025,509	$972,980	$975,130
Other interest-bearing liabilities	20,563	30,007	37,087
Other liabilities	14,240	30,417	16,573
Total liabilities	1,060,312	1,033,404	1,028,790
Shareholders’ equity	73,457	63,685	62,097
Total liabilities and shareholders’ equity	$1,133,769	$1,097,089	$1,090,887

	At or For the Nine Months Ended
Performance Ratios:	March 31, 2025	March 31, 2024
Return on Average Assets (Annualized)	0.77%	0.81%
Return on Average Equity (Annualized)	11.98	15.33
Average Equity to Average Assets	6.39	5.26
Net Interest Margin (Fully Tax Equivalent)	3.07	3.01

Market Data:
Book Value to Common Share	$23.45	$19.93
Dividends Paid per Common Share (YTD)	$0.57	$0.54
Period End Common Shares	3,131,933	3,116,244

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.09%	0.04%
Non-performing Assets to Total Assets	0.09%	0.11%
ACL to Total Loans	1.05	1.07